Exhibit 99.1

Aytu BioScience Announces Divestiture of Primsol® to Allegis Holdings

Sale Price of $1.75 Million in Cash Further Supports Ongoing Commercialization of Natesto®

Englewood, CO – April 3, 2017 – Aytu BioScience, Inc. (OTCQX: AYTU), a specialty pharmaceutical company focused on global commercialization of novel products in the field of urology, today announced the divestiture of Primsol®, an oral antibiotic solution for urinary tract infections, to Allegis Holdings, LLC. The sale price of $1.75 million was paid in cash upon closing on March 31, 2017. Primsol will remain on the market during the transition. Aytu and Allegis will work collectively over the coming weeks to effectively transition Primsol to Allegis.

“The divesture of Primsol provides Aytu with non-dilutive cash to help support the ongoing U.S. launch of Natesto while we also initiate commercial efforts outside the U.S. for MiOXSYS®,” said Josh Disbrow, Chief Executive Officer of Aytu BioScience. “The acquisition of Primsol was early in Aytu’s development and was part of our strategy to enable the company’s quick commercial build-out and generation of revenue. As Natesto, an important new treatment option for the approximately 13 million men in the U.S. who have low testosterone, is our primary focus given its large market opportunity, we believe Aytu is now even more strongly positioned to maximize its near-term growth potential with the addition of this cash.”

About Aytu BioScience, Inc.

Aytu BioScience is a commercial-stage specialty pharmaceutical company focused on global commercialization of novel products in the field of urology. The company currently markets two FDA-approved products in the U.S.: Natesto®, the first and only FDA-approved nasal formulation of testosterone for men with hypogonadism (low testosterone, or “Low T”), and ProstaScint® (capromab pendetide), the only FDA-approved imaging agent specific to prostate specific membrane antigen (PSMA) for prostate cancer detection and staging. Additionally, Aytu is developing MiOXSYS®, a novel, rapid semen analysis system with the potential to become a standard of care for the diagnosis and management of male infertility caused by oxidative stress. MiOXSYS is commercialized outside the U.S. where it is a CE Marked, Health Canada cleared product, and Aytu is conducting U.S.-based clinical trials in pursuit of 510k medical device clearance by the FDA. Aytu’s strategy is to continue building its portfolio of revenue-generating urology products, leveraging its focused commercial team and expertise to build leading brands within well-established markets. For more information visit aytubio.com.

Forward Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, or the Exchange Act. All statements other than statements of historical fact contained in this presentation, including statements regarding our anticipated future clinical and regulatory events, future financial position, business strategy and plans and objectives of management for future operations, are forward-looking statements. Forward looking statements are generally written in the future tense and/or are preceded by words such as “may,” “will,” “should,” “forecast,” “could,” “expect,” “suggest,” “believe,” “estimate,” “continue,” “anticipate,” “intend,” “plan,” or similar words, or the negatives of such terms or other variations on such terms or comparable terminology. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include, among others: risks relating to gaining market acceptance of our products, including the ongoing U.S. launch of Natesto, the transition of the Primsol business to Allegis Holdings, obtaining reimbursement by third-party payors, the potential future commercialization of our product candidates, the anticipated start dates, durations and completion dates, as well as the potential future results, of our ongoing and future clinical trials, the anticipated designs of our future clinical trials, anticipated future regulatory submissions and events, our anticipated future cash position and future events under our current and potential future collaborations. We also refer you to the risks described in “Risk Factors” in Part I, Item 1A of Aytu BioScience, Inc.’s Annual Report on Form 10-K and in the other reports and documents we file with the Securities and Exchange Commission from time to time.

Contact for Investors & Media:

PCG Advisory Group

Stephanie Prince, Managing Director

sprince@pcgadvisory.com

(646) 762-4518